Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Energy Vault Holdings, Inc.

Westlake Village, CA 91361

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Energy Vault, Inc.  (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2020.

Melville, NY

March 7, 2022

ENERGY VAULT, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2021 and 2020

	December 31,	December 31,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$105,124,886	$10,051,151
Prepaid expenses and other current assets	5,537,759	749,922
Total current assets	110,662,645	10,801,073
Inventory, long-term	—	14,629,896
Property and equipment, net	11,867,840	2,825,759
Right-of-use assets, net	1,238,052	1,356,523
Loans receivable from related party	—	406,536
Convertible note receivable, net	654,449	—
Derivative Asset - conversion option	350,000	—
Other assets	521,436	363,029
Total assets	$125,294,422	$30,382,816
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$1,980,597	$2,057,518
Accrued expenses	4,704,137	1,294,077
Asset retirement obligation, current portion	—	123,414
Long-term finance leases, current portion	47,719	30,133
Long-term operating leases, current portion	611,714	394,262
Total current liabilities	7,344,167	3,899,404
Long-Term Liabilities
Deferred pension obligation	733,778	833,487
Asset retirement obligation	977,635	—
Deferred revenue	1,500,000	1,500,000
Long-term finance leases	33,677	63,152
Long-term operating leases	661,643	875,997
Notes payable, net of current portion	—	795,667
Total long-term liabilities	3,906,733	4,068,303
Total liabilities	11,250,900	7,967,707
Commitments
Convertible preferred stock, $0.0001 par value; 12,658,321 shares authorized, 12,658,312 shares issued and outstanding at December 31, 2021; 13,191,776 shares authorized, 9,419,740 shares issued and outstanding at December 31, 2020; liquidation preference of $171,347,526 and $49,028,024 as of December 31, 2021 and 2020, respectively	182,709,406	62,041,682
Stockholders’ Deficit
Common stock, $0.0001 par value; 17,800,000 shares authorized, 3,038,093 shares issued and 3,016,442 outstanding at December 31, 2021 ; 17,800,000 shares authorized, 2,148,210 shares issued and outstanding at December 31, 2020	304	215
Treasury stock, at cost, 21,651 shares at December 31, 2021	(2)	—
Additional paid-in capital	713,332	98,499
Accumulated deficit	(68,966,472)	(37,627,611)
Accumulated other comprehensive loss	(413,046)	(2,097,676)
Total stockholders’ deficit	(68,665,884)	(39,626,573)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$125,294,422	$30,382,816

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY VAULT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Years Ended December 31, 2021 and 2020

	2021	2020
REVENUE	$—	$—
OPERATING EXPENSES
Sales and marketing	845,302	311,135
Research and development	7,911,548	8,519,541
General and administrative	18,055,570	5,674,756
Inventory write-down	2,723,985	—
Loss from operations	29,536,405	14,505,432
OTHER INCOME (EXPENSE)
Change in fair value of derivative	—	(11,923,000)
Interest expense	(7,385)	(128,134)
Other income (expense), net	(1,793,671)	2,386,395
Other expense, net	(1,801,056)	(9,664,739)
Loss before income taxes	(31,337,461)	(24,170,171)
PROVISION FOR INCOME TAXES	(1,400)	(830)
NET LOSS	(31,338,861)	(24,171,001)
Net loss per share of common stock – basic and diluted	$(16.61)	$(18.06)
Weighted average shares of common stock – basic and diluted	1,886,798	1,338,666
OTHER COMPREHENSIVE INCOME (LOSS) - NET OF TAX
Actuarial loss on pension	$165,997	$(183,928)
Foreign currency translation gain (loss)	1,518,633	(1,250,390)
TOTAL OTHER COMPREHENSIVE INCOME (LOSS) - NET OF TAX	$1,684,630	$(1,434,318)
Total Comprehensive Loss	$(29,654,231)	$(25,605,319)

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY VAULT, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2021 and 2020

0
									Accumulated
							Additional		Other	Total
	Convertible Preferred Stock		Common Stock		Treasury Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Deficit
Balance at December 31, 2019	8,338,666	$46,533,769	2,148,210	$215	—	$—	$70,355	$(13,456,610)	$(663,358)	$(14,049,398)
Issuance of B-1 preferred stock upon conversion of B-1 notes payable	544,773	7,902,908	—	—	—	—	—	—	—	—
Issuance of B-1 preferred stock for cash	536,301	7,779,985	—	—	—	—	—	—	—	—
Preferred stock issuance costs	—	(174,980)	—	—	—	—	—	—	—	—
Stock based compensation	—	—	—	—	—	—	28,144	—	—	28,144
Net loss	—	—	—	—	—	—	—	(24,171,001)	—	(24,171,001)
Actuarial loss on pension	—	—	—	—	—	—	—	—	(183,928)	(183,928)
Foreign currency translation loss	—	—	—	—	—	—	—	—	(1,250,390)	(1,250,390)
Balance at December 31, 2020	9,419,740	62,041,682	2,148,210	215	—	—	98,499	(37,627,611)	(2,097,676)	(39,626,573)
Issuance of Series B-1 preferred stock for cash	1,056,057	15,319,955	—	—	—	—	—	—	—	—
Series B-1 preferred stock issuance costs	—	(24,958)	—	—	—	—	—	—	—	—
Issuance of Series C preferred stock for cash	2,182,515	106,999,544	—	—	—	—	—	—	—	—
Series C preferred stock issuance costs	—	(1,626,817)	—	—	—	—	—	—	—	—
Exercise of stock option	—	—	55,000	6	—	—	10,474	—	—	10,480
Stock based compensation and conversion to common stock	—	—	834,883	83	—	—	604,359	—	—	604,442
Purchase of Treasury stock	—	—	—	—	(21,651)	(2)	—	—	—	(2)
Net loss	—	—	—	—	—	—	—	(31,338,861)	—	(31,338,861)
Actuarial gain on pension	—	—	—	—	—	—	—	—	165,997	165,997
Foreign currency translation gain	—	—	—	—	—	—	—	—	1,518,633	1,518,633
Balance at December 31, 2021	12,658,312	$182,709,406	3,038,093	$304	(21,651)	$(2)	$713,332	$(68,966,472)	$(413,046)	$(68,665,884)

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY VAULT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2021 and 2020

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(31,338,861)	$(24,171,001)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,319,857	54,648
Non-cash lease expense	116,629	552,457
Stock based compensation	499,868	28,144
Impairment of long-lived assets	—	27,696
Inventory write-down	3,225,142	—
Interest accrued on convertible notes	—	125,408
Change in fair value of derivative	—	11,923,000
Change in estimated asset retirement obligation	(51,518)	—
Change in pension obligation	92,383	85,860
Foreign exchange gains and losses	63,541	—
Changes in operating assets and liabilities:
Inventory, long-term	(212,979)	(7,550,101)
Prepaid expenses and other current assets	217,883	(389,049)
Accounts payable and accrued expenses	3,002,125	2,612,634
Net cash used in operating activities	(22,065,930)	(16,700,304)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment and other assets	(169,404)	(1,754,504)
Payment for purchase of convertible notes	(1,000,000)	—
Net cash used in investing activities	(1,169,404)	(1,754,504)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt	—	8,605,850
Repayment of debt	(765,070)	—
Payment of finance lease obligations	(52,924)	(569,041)
Proceeds from issue of shares, net of issuance cost	130,354	—
Proceeds from Series B-1 preferred stock, net of issuance costs	15,294,997	7,605,005
Proceeds from Series C preferred stock, net of issuance costs	105,372,727	—
Purchase of treasury stock	(9,959)	—
Payment made for merger related expenses	(3,592,307)	—
Net cash provided by financing activities	116,377,818	15,641,814
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,931,251	(1,795,567)
Net increase (decrease) in cash	95,073,735	(4,608,561)
CASH - beginning of year	10,051,151	14,659,712
CASH - end of year	$105,124,886	$10,051,151
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$860	$810
Cash paid for interest	$69,414	$82,006
Issue of restricted stock awards	$81	$—
Reclassification of inventory costs	$11,156,060	$—
Merger related costs in account payable	$528,778	$—
Actuarial gain (loss) on pension	$165,997	$(183,928)
Property and equipment financed through accounts payable	$38,705	$—
Assets acquired on finance lease	$44,032	$—
Notes payable conversion to preferred stock	$—	$7,777,500

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

1.ORGANIZATION AND DESCRIPTION OF BUSINESS

Energy Vault, Inc. (the “Company”) was incorporated in the state of Delaware in October 2017 and is headquartered in Los Angeles, California. The Company develops sustainable, grid-scale energy storage solutions designed to advance the transition to a carbon free, resilient power grid. The Company’s mission is to accelerate the decarbonization of the economy through the development of sustainable and economical energy storage technologies. To achieve this, the Company is developing a proprietary gravity-based energy storage technology. The Company’s product platform aims to help utilities, independent power producers, and large energy users significantly reduce their levelized cost of energy while maintaining power reliability.

The Company’s project delivery strategy relies on engineering, procurement, construction (EPC) firms to construct the Company’ storage projects, under its supervision with dedicated teams tasked with project management. The current business model is comprised of following product and services categories:

(1)	Building, operating, and transferring energy storage projects to potential customers,
(2)	Building, operating, and holding energy storage systems as equity (co-) sponsor,
(3)	Selling energy management software as a service, and
(4)	Entering into intellectual property licenses and royalties associated with the Company’s energy storage technologies.

The Company has a wholly owned subsidiary, Energy Vault SA, which was formed in December 2017 in Lugano, Switzerland to build a full-scale demonstration unit (the “Prototype”), serves as the Company’s research and development hub, and operates as the Company’s international headquarters.

Since inception, the Company has been primarily involved in research and development activities. The Company devotes substantially all its efforts to product research and development, initial market development, and raising capital. The Company is subject to a number of risks similar to those of other early-stage companies, including dependence on key individuals, the need for development of commercially viable products, and the need to obtain adequate additional financing to fund the development of its products and technology.

Merger with Novus Capital Corp II resulted in Special Purpose Acquisition Company IPO (“SPAC IPO”)

On September 8, 2021, Novus Capital Corporation II (“Novus”), a special purpose acquisition company announced that it had entered into a definitive agreement for a business combination (the “Merger”) that would result in the Company becoming a wholly owned subsidiary of Novus. The Merger was completed on February 11, 2022 and effective that date, NCCII Merger Corp., a wholly owned subsidiary of Novus, merged with and into the Company, with Energy Vault, Inc. surviving the merger as a wholly owned subsidiary of Novus under the new name Energy Vault Holdings, Inc. which began trading at the New York Stock Exchange (NYSE) on February 14, 2022 under the ticker symbol “NRGV.”

The Company’s basis of the presentation within these consolidated financial statements do not reflect any adjustments resulting from the closing of the Merger. The Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States (“US GAAP”). Under this method of accounting, Energy Vault, Inc. will be treated as the accounting acquirer for financial reporting purposes.

As of December 31, 2021, the Company has incurred and capitalized $4.1 million of merger related costs. The capitalized costs have been recorded in the balance sheet in prepaid and other current assets. As of December 31, 2021, $3.6 million of the merger related costs has been paid out and the remaining $0.5 million is recorded within accounts payable.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Basis of Presentation and Liquidity

The Company’s consolidated financial statements are prepared on a going concern basis that contemplates the realization of assets and extinguishment of liabilities in the normal course of business. The Company has not yet generated revenues from its principal operations and has incurred net operating losses and negative cash flows from operations since inception. As of December 31, 2021, and 2020, the Company had an accumulated deficit of $69.0 million and $37.6 million, respectively. Management expects to coninue to incur significant costs to conduct research and development and will use cash to continue to invest in the development of test sites and commercial storage projects for customers. To date, the Company’s principal source of liquidity has been net proceeds received from the issuance of preferred stock, convertible debt and equity through the recent Merger based upon a SPAC IPO with Novus.

During August and September 2021, the Company closed a private placement with large institutional investors and existing stockholders consisting of the sale of 2,182,515 shares of the Company’s Series C Preferred Stock amounting to $107 million, at a price of $49.0258 per share. In addition, the Company obtained funding of $236 million through the recent Merger with Novus effective February 11, 2022. Management expects to use the proceeds to continue its research efforts and to finance the ongoing operations of the Company based upon its business plan. Management believes its plans and recent funding, alleviate any substantial doubt about the Company’s ability to continue as a going concern for at least the next twelve months.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Energy Vault, Inc. and its wholly owned subsidiary, Energy Vault SA. All intercompany balances and transactions have been eliminated in consolidation.

Basis of Accounting

The accompanying consolidated financial statements have been prepared on an accrual basis of accounting in accordance with US GAAP and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding financial reporting. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the periods presented herein have been reflected.

The Company has reclassified $123,414 of accrued expenses that related to asset retirement obligation in the consolidated financial statement as of December 31, 2020 to a separate financial line item to confirm to the current year presentation. This reclassification had no impact on previously net loss, equity, or net change in cash and cash equivalents for any year or interim period.

The Company has reclassified $604,892 of prepayments in the consolidated financial statement as of and for the year ended December 31, 2021 to correct an immaterial classification error in inventory as of December 31, 2020. This reclassification did not have any effect on net loss or comprehensive loss for any year or interim period. See Note 4 and 6 for additional discussion of the reclassification of inventory balances to prepaid expenses and other current assets, and property and equipment.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash. Risks associated with cash are mitigated by banking with creditworthy institutions. Such balances with any one institution may, at times, be in excess of federally insured amounts (currently $250,000 per depositor). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk due to its accounts being held with large, well-known financial institution.

Other Risk and Uncertainties

The Company is subject to a number of risks similar to other early-stage clean energy companies, including, but not limited to, the need to obtain sufficient funding to support the significant capital spending required to develop the Prototype, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of the Company’s products, and protection of proprietary technology, among others. These risks could be further complicated by the ongoing COVID-19 pandemic described below.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

The spread of the COVID-19 virus during the quarter ended March 31, 2020 had caused an economic downturn on a global scale, as well as significant volatility in the financial markets. In March 2020, the World Health Organization declared spread of the COVID-19 virus a pandemic. Government reactions to the public health crisis with mitigation measures had created significant uncertainties in the U.S. and global economies. The COVID-19 pandemic caused delays in the construction of the Prototype in Switzerland due to Government mandated temporary stay-at-home and quarantine orders; however, it did not significantly impact the Company’s other core operations such as research and development and fund raising. The extent to which the COVID-19 pandemic impacts the Company’s business, operations and financial results will depend on numerous evolving factors that management may not be able to accurately predict, and which may cause the actual results to differ from the estimates and assumptions that are required to be made in the preparation of consolidated financial statements according to U.S. GAAP.

Foreign Currency

Assets and liabilities denominated in a foreign currency are translated into U.S dollars using the exchange rates in effect at the balance sheet date. Revenue and expense accounts are translated at the average exchange rates during the periods. The impact of exchange rate fluctuations from translation of assets and liabilities is included in accumulated other comprehensive income, a component of stockholder’s equity. Gains and losses resulting from foreign currency transactions are included in other income (expense), net in the accompanying consolidated statements of operations.

Fair Value Measurements

ASC Topic 820, “Fair Value Measurement” (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level I — Inputs which include quoted prices in active markets for identical assets and liabilities.

Level II — Inputs other than Level I that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level III — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Segment Reporting

The Company has a single operating and reportable business segment.

Use of Estimates

The preparation of the consolidated financial statements, in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company evaluates its assumptions on an ongoing basis. The Company’s management believes that the estimates, judgment, and assumptions used are reasonable based upon information available at the time they are made. Significant estimates made by management include, among others, valuation of inventory, pension obligation, fair value of financial instruments including embedded derivatives, stock-based compensation, valuation of deferred income tax assets, and the estimated useful life of long-lived assets. Due to the inherent uncertainty involved in making assumptions and estimates, changes in circumstances, including those arising from the impacts of the COVID-19 pandemic, could result in actual results differing from those estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Cash and Cash Equivalents

At December 31, 2021 and 2020, the Company had cash balances of $15.6 million and $2.4 million, respectively. Cash equivalents that are readily convertible to cash and are stated at cost, which approximates fair value. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2021 and 2020, the Company maintained two money market accounts totaling $5.3 million and $7.7 million respectively ; and a cash sweep account invested primarily in US Treasury and other short term securities totaling $84.2 million and $0, respectively.

Inventory, Long Term

In 2020, the Company’s long-term inventory consisted of costs incurred to construct Evie 35 MWh Storage System (“EV1 CDU”), which the Company intended to sell to its customer in the future. Inventory is valued at the lower of cost, determined on a first in first out basis, or net realizable value. Provisions for excess and obsolete inventories are charged to cost of sales and are permanent reductions to the carrying value of inventories. There were no inventory reserves as of December 31, 2020.

Due to the technology advancement in 2021, the Company identified next generation product design technology and began migrating to the newer model known as EVx. As a result, the Company suspended further development of EV1 CDU prototype and reclassed majority of its inventory to property and equipment. The EV1 CDU prototype will continue to be used for the purpose of demonstration and testing. See Note 6 for additional discussion of the reclassification of inventory balances to property and equipment.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. The useful lives of property and equipment are as follows:

Brick Machines	6 years
Vehicles	4 years
Office equipment	7 years
Computer equipment	3 years
Demonstration & test equipment	2.25 years
Leasehold improvements	Shorter of remaining lease-term or estimated life of the assets

Maintenance and repairs are charged to expense as incurred. When assets are retired or sold, the cost and related accumulated depreciation are removed from the consolidated balance sheet and any resulting gain or loss is reflected in operating expenses in the period realized.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, primarily comprised of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the future undiscounted net cash flows which the assets are expected to generate. If the carrying value of the assets exceeds the sum of the estimated future cash flows, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceed their fair value. In 2020, the Company reported an impairment of leasehold improvements of $27,696 related to architecture design fee of an office location; the Company incurred the cost before the lease negotiation was terminated. There was no such impairment of long-lived assets in 2021.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Asset Retirement Obligations

The Company recognizes the estimated liability for future costs associated with dismantling and removal of the demonstration and test equipment to return the leased land to its original condition at the end of the lease term. The Company accounts for asset retirement obligations (“ARO”) by recording the fair value of the dismantling and removal obligations when incurred. Upon initial recognition of an ARO, the Company increases the carrying amount of the associated long-lived asset by the same amount as the liability. Over time, the liability is accreted for the change in the present value (accretion expense). The initial capitalized cost, net of salvage value, is depleted over the shorter of either the lease term or the estimated useful life of the asset through a charge to general & administrative expense. If the fair value of the estimated ARO changes, an adjustment is recorded to both the asset retirement obligation and the asset retirement cost. Revisions in estimated liabilities can result from, among other things, changes in retirement costs or the estimated timing of settling ARO. At the time the dismantling and removal cost are incurred, the Company is required to recognize a gain or loss if the actual costs do not equal the estimated costs included in ARO.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development costs consist of salaries and other personnel related expenses, engineering expenses, product development costs and facility costs.

Derivative Instruments

A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. As a matter of policy, the Company does not invest in financial derivatives or engage in hedging transactions. However, the Company has entered into complex financing transactions that involve financial instruments containing certain features that have resulted in the instruments being deemed derivatives or containing embedded derivatives. Derivatives and embedded derivatives, if applicable, are measured at fair value using estimated cash flows, Black-Scholes, or Monte Carlo pricing model and marked to market with the changes in fair value reflected on the consolidated statement of operations as other (income) expense at each reporting period. However, such new and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation of derivatives often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. Furthermore, depending on the terms of a derivative or embedded derivative, the valuation of derivatives may be removed from the financial statements upon conversion of the underlying instrument into some other security.

Defined Benefit Pension Obligation

The Company’s wholly owned subsidiary in Switzerland has a defined benefit pension obligation covering retirement and other long-term benefits of the local employees. Accrued pension costs are developed using actuarial principles and assumptions which consider a number of factors, including estimates for the discount rate, expected long-term rate of return on assets and mortality. Changes in these estimates would impact the amounts that the Company records in the consolidated financial statements.

Revenue Recognition

On January 1, 2018, the Company adopted ASC Topic 606, “Revenue from Contracts with Customers.”

As of December 30, 2021 and 2020, the Company has not recognized any revenue.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the extent the Company believes they will not be realized.

Comprehensive Loss

Assets and liabilities of the Switzerland subsidiary that operates in a local currency environment, where the foreign local currency is the functional currency, are translated into U.S. dollars at the exchange rates in effect at the balance sheet date, with the resulting translation adjustments recorded to a separate component of accumulated other comprehensive income (loss). Income and expense accounts are translated at the average exchange rates during the year. For the year ended December 31, 2021 and 2020, foreign currency translation gain (loss) was $1.5 million and ($1.3) million, respectively.

The Company has an intercompany loan receivable (the “Loan”) from its Swiss Subsidiary since December 19, 2017. As of September 30, 2021, the Loan balance totaled $40.6 million. At issuance, the Company treated the Loan as a monetary account with changes in the exchange rate between US dollar and Swiss Francs recognized as a foreign currency adjustment in the income statement. On October 1, 2021, the Company recharacterized the Loan as a long-term investment in the Subsidiary due to the shift in business strategy and the loan settlement is not planned in the foreseeable future. The unrealized gains or losses of intercompany foreign currency transactions that are of a long-term investment nature were reported in other accumulated comprehensive income (loss) prospectively on October 1, 2021 and no adjustments were made for the prior periods.

Transactions in currencies other than each entity’s functional currency are recorded using the exchange rates prevailing at the dates of the transactions. Exchange adjustments arising from the difference between the date a transaction was recognized and the date in which it was settled are recognized in the accompanying consolidated statements of operations and comprehensive loss as other income (expense).

Other comprehensive loss is reflected in the consolidated statements of stockholders’ equity (deficit) and is separately identified on the consolidated statement of operations and comprehensive loss. It consists of cumulative foreign currency translation adjustments, net of taxes, and actuarial loss on pensions.

Net Loss Per Share of Common Stock

Basic net loss per share of common stock is calculated by dividing net loss by the weighted average number of common shares outstanding for the applicable period. Diluted net loss is computed based on the weighted average number of common shares outstanding increased by the number of additional shares that would have been outstanding had the potentially dilutive common shares been issued, including any dilutive effect from convertible preferred stock, outstanding stock options or unvested restricted common stock, and reduced by the number of shares the Company could have repurchased with the proceeds from the issuance of the potentially dilutive shares. Potentially dilutive instruments are excluded from the per share calculation because the Company is in a net loss position and they would therefore be anti-dilutive.

The Company follows the two-class method when computing net loss per share for periods when issued shares that meet the definition of participating securities are outstanding. The two-class method calls for the calculation of net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders to be allocated between common and participating securities based upon their respective rights to received dividends as if all income for the period had been distributed. Net losses are not allocated to the Company’s preferred stockholders as they do not have an obligation to share in the Company’s net losses.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements in accordance with ASC Topic 718, “Stock Compensation”. The Company measures its stock option awards based on the estimated fair values of the awards as of the grant date using the Black-Scholes option-pricing model. Compensation expense is recognized over the requisite service period (usually the vesting period) on a straight-line basis and is adjusted for actual forfeitures of unvested awards as they occur.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

On January 1, 2018, the Company adopted Accounting Standard Update (“ASU”) No. 2018-07 that expands the scope of existing share-based compensation guidance for employees. The standard includes share-based payment transactions for acquiring goods and services from nonemployees, whereby share-based payments to nonemployees are measured and recorded at the fair value of the equity instruments that an entity is obligated to issue on the grant date.

Leases

Leases for the Right-of-use (“ROU”) assets are classified as either an operating or finance lease. Upon commencement of the lease, a ROU asset and corresponding lease liability are recognized for all operating and finance leases. The Company has elected the short-term lease exemption, which does not require a ROU asset or lease liability to be recognized when the lease term is 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. The Company has decided not to elect the policy to not separate lease and non-lease component in arrangements whereby the Company is the lessee.

Upon commencement of the lease, ROU assets are recognized based on the initial measurement of the lease liability and adjusted for any lease payments made before commencement date of the lease, less any lease incentives and including any initial direct costs incurred. Lease liabilities are initially measured at the present value of future minimum lease payments over the lease term.

The discount rate used to determine the present value is the rate implicit in the lease unless that rate cannot be determined, in which case Company’s incremental borrowing rate is used, which is based on the estimated interest rate for collateralized borrowing over a similar term of the lease at commencement date.

Rights to extend or terminate a lease are included in the lease term when there is reasonable certainty the right will be exercised. Factors used to assess reasonable certainty of rights to extend or terminate a lease include current and forecasted lease improvement plans, anticipated changes in development strategies, historical practice in extending similar contracts and current market conditions.

Operating lease ROU assets and liabilities are subsequently measured at the present value of the lease payments not yet paid and discounted at the initial discount rate at commencement of the lease, less any impairments to the ROU asset. Operating lease expense is recognized on a straight-line basis over the lease term. Finance lease ROU assets are amortized on a straight-line basis over the estimated useful life of the asset if the lessee is reasonably certain to exercise a purchase option or ownership of the leased asset transfers at the end of the lease term, otherwise the leased assets are amortized over the lease term. Amortization of finance lease ROU assets is included in depreciation and amortization.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s consolidated financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Recent Accounting Pronouncements Adopted

In August 2018, the FASB issued Accounting Standards Update No. 2018-15, Goodwill and Other -  Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract (“ASU 2018-15”). In discussing the topic of cloud computing accounting, ASU 2018-15 aligns the accounting for costs incurred to implement a cloud computing arrangement that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. ASU 2018-15 is effective for financial statements issued for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted the standard on January 1, 2021 on a prospectively basis without a material impact to the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-14, “Compensation - Retirement Benefits - Defined Benefit Plans - General” which amends ASC 715. This update includes adding, clarifying and removing various disclosure requirements related to defined benefit pension and other postretirement plans. The amendments are effective for fiscal years ending after December 15, 2020. Early adoption is permitted. The Company adopted the ASU on January 1, 2021 without a material impact to the consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 amends the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in the more timely recognition of losses. The new accounting standard will be effective for the fiscal year beginning on January 1, 2023, including interim periods within that year. The Company does not expect that adoption of this standard will have a material impact on its consolidated financial statements.

In August 2020, FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible instruments. In addition to eliminating certain accounting models, this ASU includes improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance and amends the guidance for the derivatives scope exception for contracts in an entity’s own equity. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021. The Company is still evaluating the effects that the requirements of this ASU will have on its consolidated financial statements.

In December 2020, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes. ASU 2019-12 is effective for nonpublic entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

3.FAIR VALUE MEASUREMENTS

Carrying amounts of certain financial instruments, including cash, account receivable, accounts payable, and accrued liabilities approximate their fair value due to their relatively short maturities and market interest rates, if applicable.

In December 2020, in connection with issuance of Series B-1 preferred stock, the terms of Tranche 2 in the Series B preferred stock were amended to be identical to the B-1 preferred stock. This resulted in the fair value of the derivative liability associated with the Series B preferred stock right being reduced to zero value as of December 31, 2020, which expired on June 30, 2021. In January 2021, Tranche 3 (Note 12) expired without exercise and, the Company recorded a change in fair value to reduce to zero the value of the derivative asset associated with Tranche 3 as of December 31, 2020.

The fair value of the preferred stock Tranche rights was determined using a Monte Carlo simulation model (Note 12) and the fair value of the embedded derivative that related to convertible note payable was determined using Black-Scholes analysis. There were no changes in valuation techniques or transfers between the fair value measurement levels during the years ended December 31, 2020.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

In 2021, the Company purchased a convertible note with a convertible feature (Note 10). The conversion feature of this note represents an embedded derivative, which is separately recorded from the convertible note receivable based on the most likely settlement scenario related to the next equity financing round by DG Fuels. The estimated fair value of the embedded derivative asset associated with the convertible note receivable is evaluated through probability based present value model associated with the note receivable, which is considered as Level 3 under the fair value hierarchy. The embedded derivative asset was valued at $350,000 on the acquisition date and there is no change in fair value of the embedded derivative for the year ended December 31, 2021.

The following table provides a reconciliation of all assets and liabilities measured at fair value using Level 3 significant unobservable inputs for the year ended December 31, 2021 and 2020.

		Preferred Stock	Derivative Asset
	Preferred Stock	Tranche	Conversion
	Tranche Asset	Liability	Feature
Balance at January 1, 2020	$12,527,000	$(604,000)	$—
Change in fair value	(12,527,000)	604,000	—
Balance at December 31, 2020	—	—	—
Addition	—	—	350,000
Change in fair value	—	—	—
Balance at December 31, 2021	$—	$—	$350,000

The Company also recorded certain financial instruments at fair value on a non-recurring basis. During the year ended December 31, 2020, the Series B-1 preferred stock was recorded at its estimated fair value of $7.9 million upon conversion of the Series B-1 convertible notes payable and $7.8 million in cash proceeds (Note 12).

4.PREPAID EXPENSES AND OTHER CURRENT ASSETS

At December 31, 2021 and 2020, prepaid expenses and other current assets consisted of the following:

	2021	2020
Deferred merger costs	$4,121,085	$—
Prepaid expense	1,140,026	—
Tax refund receivable	121,317	357,045
Other	155,331	392,877
Total	$5,537,759	$749,922

As of December 31, 2021, the Company has capitalized qualified direct costs related to its efforts to raise capital through the Merger with Novus Capital Corp II. Additionally, certain components which were previously classified as inventory but were not used or installed, were reclassed into assets held-for-sale under prepaid expenses and other current assets at their estimated net realizable value of $82,974, as the Company intends to sell them within the next fiscal year.

5.RELATED PARTY TRANSACTIONS

Loans Receivable

The Company had two loans receivable from an officer for funds advanced in connection with a relocation. The notes bore interest at 1.50% per annum and matured on December 31, 2019. The balance of the notes totaled $406,536 in aggregate as of December 31, 2020. In May 2021, the Company received payment in full satisfaction of principal and accrued interest of the related party loans receivable.

Other

In May 2019, the Company received a $1.5 million deposit for an “EV1” tower from a customer that was owned by one of its primary shareholders; the order remains outstanding as of December 31, 2021. The deposit and order were received before the owner of the customer became one of the Company's primary shareholders and before it was represented on the Company's Board of Directors.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

For the years ended December 31, 2021 and 2020, the Company paid consulting fees of $249,928 and $191,867, respectively, to the father of one of the Company’s executive officers. For the years ended December 31, 2021 and 2020, the Company paid $96,185 and $132,932, respectively, to a company owned by one of its primary shareholders in accordance with an agreement to provide certain legal, information technology, human resources, public relations and financial services. For the years ended December 31, 2021 and 2020, the Company paid Prototype construction labor costs of $481,516 and $278,698, respectively, to a company owned by the brother of an employee.

6.PROPERTY AND EQUIPMENT, NET

As of December 31, 2021 and 2020, property and equipment, net consisted of the following:

	2021	2020
Brick machines	$2,515,461	$2,534,700
Right-of-Use assets – vehicles	175,416	135,620
Furniture and equipment	176,167	84,514
Leasehold improvements	178,491	138,630
Demonstration & test equipment	11,217,876	—
Total property and equipment	14,263,411	2,893,464
Less: accumulated depreciation	(2,395,571)	(67,705)
Property and equipment, net	$11,867,840	$2,825,759

In June 2021, the Company decided to suspend further development of EV1 CDU prototype to focus on the next generation model EVx in Switzerland. The Company plans to fulfill its contractual obligation for the existing sales order with the next generation EVx model. The EV1 CDU prototype will continue to be used for the purpose of demonstration and testing. Accordingly, the identified components from the prototype amounting to $10.5 million had been reclassified from inventory to property and equipment, under demonstration & test equipment, in the consolidated financial statement for the year ended December 31, 2021 and will be depreciated to salvage value over a useful life of twenty-seven months beginning from April 1, 2021. As of December 31, 2021, the demonstration & test equipment also included the increase in asset retirement costs of $749,682 (Note 8).

Further, a component pertaining to the EV1 CDU prototype amounting to $414,229 was damaged and therefore written down to $0 in the consolidated financial statement for the year ended December 31, 2021. This write off has been partially off-set by an insurance claim amounting to $501,156 received by the Company and recorded as part of ‘inventory write-down’ in the consolidated financial statements.

The Company reviews the estimated useful lives and salvage values of its fixed assets on an ongoing basis, based upon, among other things, its experience with similar industries, conditions in the used equipment market, and prevailing industry practice. A review during the fourth quarter of 2021 indicated that the estimated salvage value of the demonstration & test equipment was lower than the original estimated salvage value. As a result, effective October 1, 2021, the Company lowered the salvage value of its demonstration & test equipment from $6.8 million as of April 1st, 2021 to $1.8 million to better reflect the current estimates of the value of such equipment upon its retirement. The result of this change in estimate resulted in an increase in depreciation expense of $706,570 in the last quarter of the year ended December 31, 2021.

For the years ended December 31, 2021 and 2020, depreciation and amortization related to property and equipment was $2.3 million and $54,648 respectively. No other impairments of long-lived assets were recorded for the years ended December 31, 2021 and 2020.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

7.ACCRUED EXPENSES

At December 31, 2021 and 2020, accrued expenses consisted of the following:

	2021	2020
Employee costs	$3,756,411	$696,176
Prototype costs	715,720	360,146
Professional fees	80,535	194,211
Other	151,471	43,544
	$4,704,137	$1,294,077

8.ASSET RETIREMENT OBLIGATION

The asset retirement obligation is based on the estimated dismantling and removal costs of the demonstration and test equipment and the estimated timing of the costs to be incurred in future periods. The Company reviews the demonstration and test equipment asset retirement obligations on an ongoing basis. The review in the current year indicated that the costs are expected to be higher than the original estimate. As a result, effective October 1, 2021, the Company increased its estimate for the asset retirement obligation on the demonstration and test equipment. The increase in estimate is mainly due to increased labor and equipment costs to dismantle the demonstration and test equipment and to return the leased land to its original condition. The effect of this change in estimate was an increase of $749,682 in the asset retirement obligation.

The following table summarizes the asset retirement obligation activity for the years ended December 31, 2021 and 2020:

	2021	2020
Balance as of January 1,	$123,414	$—
Changes in estimates	749,682	—
Accretion expense	107,472	116,283
Foreign currency translation gain (loss)	(2,933)	7,131
Balance as of December 31,	$977,635	$123,414

9.DEFINED BENEFIT PENSION OBLIGATION

The Company has a defined benefit pension plan for its employees in its wholly owned Switzerland subsidiary. The plan is a statutory requirement in accordance with local regulations. The Swiss pension plans are governed by the Swiss Federal Law on Occupational Retirements, Survivors’ and Disability Pension plans. The Company used third party providers to administer these plans. Benefits provided by the pension plan are based on years of service and employees’ remuneration over their employment period. The Company uses December 31 as the year end measurement date for this plan. An unfunded liability of $733,778 is recognized in deferred pension obligation in the consolidated balance sheet as of December 31, 2021. An actuarial loss of $165,997 was recognized in other comprehensive loss for the year ended December 31, 2021.

The Company’s policy is to fund its pension obligations in conformity with the funding requirements under applicable laws and governmental regulations. The pension plans maintain investment policies that, among other things, establish a portfolio asset allocation methodology with percentage allocation bands for individual asset classes. The investment policies provide that investments are reallocated between asset classes as balances exceed or fall below the appropriate allocation bands.

The assumption used for the expected long-term rate of return on plan asset is based on the long-term expected returns for the investment mix of assets currently in the portfolio. Historical return trends for the various asset classes in the class portfolio are combined with current and anticipated future market conditions to estimate the rate of return for each class. These rates are then adjusted for anticipated future inflation to determine estimated nominal rates of return for each class.

The accumulated benefit obligation (ABO) represents the obligations of a pension plan for past service as of the measurement date, which is the present value of benefits earned to date based on current compensation levels. The Swiss pension plans ABO as of December 31, 2021 and 2020 was $2.6 million and $2.4 million, respectively.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

The following table presents the defined benefit plans’ funded status and amount recognized in the consolidated balance sheets as of December 31, 2021 and 2020:

Change in Benefit Obligation:	2021	2020
Benefit obligation at beginning of year	$2,425,080	$1,552,570
Service cost	130,409	95,294
Interest cost	4,642	3,314
Actuarial (gain) loss	99,114	219,914
Benefits paid	40,351	352,875
Plan participant’s contributions	85,481	70,034
Plan amendments	(50,138)	(33,189)
Exchange rate changes	(73,082)	164,268
Benefit obligation at end of year	$2,661,857	$2,425,080

Change in Plan Assets:	2021	2020
Fair value of plans’ assets at beginning of year	$1,591,593	$984,102
Actual return on plans’ assets	214,423	47,431
Employer contributions	42,654	31,810
Benefits paid	40,351	352,875
Plan participant’s contributions	85,481	70,034
Foreign currency translation adjustments	(46,423)	105,341
Fair value of plans’ assets at end of year	$1,928,079	$1,591,593
Funded status	$(733,778)	$(833,487)

The components of net periodic pension benefit for the Company’s defined benefit pension plans for the years ended December 31, 2021 and 2020 were as follows:

Components of Net Periodic Benefit Cost	2021	2020
Employer service costs	$130,409	$95,294
Interest cost	4,642	3,314
Expected return on plan assets	(53,113)	(36,490)
Amortization of net prior service credit	(7,239)	(3,301)
Amortization of net loss	59,691	46,349
Total benefit cost for year	$134,390	$105,166

The assumptions used to measure the benefit obligation and net benefit cost for the Company’s defined benefit pension plan were as follows:

	2021	2020
Discount rate	0.35%	0.20%
Expected long-term return on plan assets	3.75%	3.35%
Rate of compensation increase	1.00%	1.00%
Pension increase rate (in payment)	0.00%	0.00%

The fair value of plan assets for the Swiss pension plans were $1.9 million at December 31, 2021. As is customary with Swiss pension plans, the plan assets are invested in a Swiss collective fund with multiple employers. The Company does not have rights to the individual assets of the plans nor do the Company has investment authority over the assets of the plans. The collective fund maintains a variety of investment positions primarily in equity securities and highly rated debt securities. The valuation of the collective fund assets as a whole is a Level 3 measurement; however the individual investments of the fund are generally Level 1 (equity securities), Level 2 (fixed income) and Level 3 (real estate) investments. The Company determines the fair value of the plan assets based on information provided by the collective fund, through review of the collective fund’s annual financial statements, and the Company further consider whether there are other indicators that the investment balances reported by the fund could be impaired. The Company concluded that no such impairment indicators were present at December 31, 2021.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

The Swiss pension plans’ actual asset allocation as compared to the plan administrators’ target asset allocations for fiscal year 2021 were as follows:

	Plan Assets
	2021	2020
	Actual Allocation	Actual Allocation	Target Allocation
Equity instruments	50.2%	54.2%	30 - 55%
Debt instruments	10.6%	11.2%	5 - 30%
Real estate	26.4%	25.6%	15 - 40%
Alternative investments	5.3%	4.1%	0 - 15%
Cash and equivalents	7.5%	4.9%	0 - 10%
Total	100.0%	100.0%

The Company made contributions of approximately $42,654 and $31,810 to the defined benefit pension plan during fiscal years 2021 and 2020, respectively. Estimated future benefit payments expected to be paid by the defined benefit pension plan at December 31, 2021 are as follows:

Year Ending December 31,	Future Benefits
2022	$22,318
2023	22,542
2024	22,766
2025	22,994
2026	23,225
2027-2031	117,282
Total	$231,127

The estimated employer contribution to the defined benefit pension plan for fiscal year 2022 is approximately $99,879.

10.CONVERTIBLE NOTE RECEIVABLE

In October 2021, the Company entered into a Convertible Promissory Note Purchase Agreement with DG Fuels, LLC (the “DG Fuels Note” or the “Note”). The principal balance of the promissory note is $1 million. The maturity date of the DG Fuels Note is the earlier of (i) thirty (30) days after a demand for payment is made by the Company at any time after the two (2) year anniversary of the date of issuance of such Note; (ii) the four (4) year anniversary of the date of issuance of such Note; (iii) five (5) days following a Financial Close (“Financial Close” means a project finance style closing by the DG Fuels or its Subsidiary of debt and equity capital to finance the construction of that certain biofuel facility currently under development by DG Fuels), or (iv) upon an event of default determined at the discretion of Energy Vault, Inc. The Note bears a simple interest rate of 10.0% per annum.

The Company intends to hold and convert the Note into the equity securities issued in the next DG Fuels equity financing round greater than $20.0 million at a 20% discount to the issuance price. The principal balance and unpaid accrued interest on the DG Fuels Note will, at the option of the Company, convert into equity securities upon the closing of such next equity financing round.

The discounted conversion rate in the DG Fuels Note is considered a redemption feature that is an embedded derivative requiring bifurcation and separate accounting at its estimated fair value under ASC 815 - Derivative and Hedging. The estimated fair value of the embedded derivative upon issuance in October 2021 was an asset of $350,000. The estimated fair value of this derivative instrument was recognized as a derivative asset on the consolidated balance sheet, with an offsetting discount to the Note. The Company amortizes the discount on the Note into interest income using the effective interest method. The effective interest rate of the Note is 19.34% per annum. For the year ended December 31, 2021, the total interest income and total amortization of the DG Fuels Note discount was $21,116 and $4,449, respectively.

At each reporting period, the Company remeasures this derivative financial instrument to its estimated fair value. The change in the estimated fair value is recorded in other income (expense), net in the consolidated statement of operations and comprehensive loss. As of December 31, 2021, there was no change in fair value of the embedded derivative.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

11.NOTES PAYABLE

Paycheck Protection Program

In May 2020, the Company received loan proceeds amounting to $220,020 under the Paycheck Protection Program (“PPP”), which was established as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, administered through the Small Business Administration (“SBA”). The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (i.e., eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent, and utilities. The forgiveness amount will be reduced, if the borrower terminates employees or reduces salaries and wages by more than 25% during the covered period. Any unforgiven portion is payable over 2 years, if issued before or 5 years if issued after June 5, 2020 at an interest rate of 1% per annum, with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties.

The Company decided not to apply for forgiveness of the PPP loan and repaid the full balance of PPP loan and accrued interest at a rate of 1% per annum to the relevant authority on September 3, 2021.

Swiss Government COVID-19 Relief Loan

In March 2020, the Company’s wholly owned Swiss subsidiary received loan proceeds amounting to $518,645 under the Swiss Government COVID-19 Financial Assistance Program. The note bears no interest and matures 60 months from the date of issuance at which point its due and payable in full and accordingly recorded in the long-term liabilities under Notes payable, net of current portion. The Swiss Government COVID-19 Financial Assistance Program provides loans to qualifying businesses in amounts based on annual turnover and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. These loans are uncollateralized and guaranteed by the Canton Government. On September 8, 2021, the Company repaid the full balance of the note of the Swiss Government COVID-19 Relief Loan.

12.STOCKHOLDERS’ EQUITY

Convertible Preferred Stock

At December 31, 2021, the Company was authorized to issue 12,658,321 shares of preferred stock with a par value of $0.0001 per share, of which 2,120,000 shares were designated Series FR preferred stock, 1,652,083 shares were designated Series Seed 1 preferred stock, 626,994 shares were designated Series Seed 2 preferred stock, 1,025,646 shares were designated Series A-1 preferred stock, 750,510 shares were designated Series A-2 preferred stock, 2,163,433 shares were designated Series B preferred stock,2,137,131 shares were designated Series B-1 preferred stock, and 2,182,524 shares were designated Series C preferred stock.

The Company’s convertible preferred stocks were classified as temporary or mezzanine equity in accordance with U.S. GAAP for the classification and measurement of redeemable securities as all the series of convertible preferred stocks were contingently redeemable at the option of the holder for reasons outside of the Company’s control. As of December 31, 2021, there was no accretion of the convertible preferred stock to redemption value as at that date, the shares were not redeemable or probable of being redeemed.

2021 Issuances

Pursuant to the Series B-1 Preferred Stock Purchase Agreement entered in December 2020, the Company during the year ended December 31, 2021 has issued 1,056,057 Preferred Stock to investors for cash amounting to $15.3 million.

Pursuant to the Series C Preferred Stock Purchase Agreement entered in August 2021, the Company during the year ended December 31, 2021 has issued 2,182,515 Preferred Stock to investors amounting to $107.0 million.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

2020 Issuances

In December 2020, the Company authorized and issued 544,773 shares amounting to $7.9 million of its Series B-1 preferred stock upon conversion of the B-1 convertible notes payable, and 536,301 shares were issued for cash proceeds totaling $7.8 million.

Convertible Preferred stock at December 31, 2021 consisted of the following:

	Shares	Issued and	Liquidation
	Designated	Outstanding	Preference
Series C preferred stock	2,182,524	2,182,515	$106,999,547
Series B-1 preferred stock	2,137,131	2,137,131	31,002,825
Series B preferred stock	2,163,433	2,163,433	25,003,011
Series A-2 preferred stock	750,510	750,510	3,554,716
Series A-1 preferred stock	1,025,646	1,025,646	3,075,830
Series Seed 2 preferred stock	626,994	626,994	933,939
Series Seed 1 preferred stock	1,652,083	1,652,083	752,658
Series FR preferred stock	2,120,000	2,120,000	25,000
Balance at December 31, 2021	12,658,321	12,658,312	$171,347,526

Preferred stock at December 31, 2020 consisted of the following:

	Shares	Issued and	Liquidation
	Designated	Outstanding	Preference
Series B-1 preferred stock	4,853,110	1,081,074	$15,682,870
Series B preferred stock	2,163,433	2,163,433	25,003,011
Series A-2 preferred stock	750,510	750,510	3,554,716
Series A-1 preferred stock	1,025,646	1,025,646	3,075,830
Series Seed 2 preferred stock	626,994	626,994	933,939
Series Seed 1 preferred stock	1,652,083	1,652,083	752,658
Series FR preferred stock	2,120,000	2,120,000	25,000
Balance at December 31, 2020	13,191,776	9,419,740	$49,028,024

Dividends

The holders of each class of convertible preferred stock are entitled to receive non-cumulative dividends at 8% per annum, if and when declared by the Board of Directors of the Company. There are no dividends declared or paid as of December 31, 2021 and 2020 by the Company.

The convertible preferred stock also includes participation rights that states that no dividend shall be paid on the common stock in any year, other than dividends payable solely in capital stock, until all dividends for such year have been declared and paid on the convertible preferred stock, and no dividends on the common stock shall be paid unless the amount of such dividend on the common stock is also paid on the convertible preferred stock on an as converted to common stock basis.

Conversion

Each class of preferred stock is convertible to common stock at the option of the holder at the conversion price (as defined in the articles of incorporation) which is initially equal to the original issuance price of each of the preferred stock issuances. The preferred stock is automatically converted to common stock upon the earlier of; (a) a firm commitment underwritten initial public offering to an effective registration statement and sale of common stock to the public of not less than $49.0258 per share (minimum price per share does not apply to Series FR, Seed 1 and Seed 2 preferred stock) with gross proceeds not less than $50 million, or (b) by written consent of the holders of a majority of the then outstanding shares of preferred stock voting as single class on an as-converted to common stock basis, with the holders of the Series A, Seed 2, Seed 1, and Series FR preferred stock voting as a separate class on an as-converted basis, the holders of the Series B voting as a separate class on an as-converted basis, the holders of the Series B-1 voting as a separate class on an as-converted basis, and the holders of the Series C voting as a separate class on an as-converted basis.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

The conversion price is subject to adjustment for stock splits and stock dividends, reorganization, reclassifications, or similar events and shall be adjusted proportionately. The conversion price is also adjusted for certain dilutive issuances of common stock or securities exercisable or convertible into common stock at a price below the conversion price in effect at the time (price protection or ratchet feature). The adjustment to the conversion price is determined by multiplying the conversion price by a fraction calculated as the diluted shares pre-issuance at the conversion price divided by the common stock pre-issuance plus the additional stock issued (partial ratchet).

Liquidation

Upon liquidation, dissolution, or winding up of the Company, the holders of Series B, Series B-1 and Series C preferred stock are entitled to, in preference to the holders of each of the other classes of preferred stock, and to the common stockholder, an amount equal to the original issuance price plus declared but unpaid dividends. After payment in full to the holders of Series B, Series B-1 and Series C preferred stock, and prior to any distribution to the common stockholders, each of the other classes of preferred stock are entitled to receive an amount equal to the original issue price plus declared and unpaid dividends on such shares, payable on a pari-passu basis among the Series.

A liquidation, dissolution, or winding up of the Company shall be deemed to have occurred upon completion of any transaction or event that results in a change of control as defined in the articles of incorporation (a “Deemed Liquidation Event”). Upon a Deemed Liquidation Event, the preferred stock becomes redeemable at the option of the holder and the Company is required to provide written notice to the holders of the preferred stock within 90 days of such an event informing them of their right to redeem the preferred stock. For purposes of determining the amount each holder of preferred stock is entitled to receive upon a Deemed Liquidation Event, each class of preferred stock is deemed to have automatically converted their shares into common stock at the as converted value (even if not elected by the holder) immediately prior to such a Deemed Liquidation Event, if the value is greater than the amount that would have been distributed to the holder of the preferred stock if it were not converted.

Voting

Each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock so held could be converted at the record date.

Series B Tranche Rights

The Series B preferred stock purchase agreement included terms that obligated the investors to purchase, and the Company to sell, two subsequent rounds of Series B preferred stock in tranche closings (the “Tranche Rights”), the first of which was for proceeds totaling $45.0 million in exchange for shares in the capital of the Company resulting in the holding of 35.27% of the shares of the Company on a fully diluted basis (“Tranche 2”), and the second for proceeds totaling $40.0 million in exchange for shares in the capital of the Company resulting in the holding of 37.82% of the shares of the Company on a fully diluted basis (“Tranche 3”). The terms of the Tranche 2 and Tranche 3 preferred shares were substantially identical to the Series B preferred stock except with respect to purchase price. The issuance of Tranche 2 and Tranche 3 was subject to and conditioned upon the successful deployment of the Prototype and the Company reaching certain commercial milestones as described in the stock purchase agreement. The deadline for completion of the Tranche requirements was 18 months from the closing date of Series B preferred stock purchase agreement or January 2021. In December 2020, in connection with issuance of Series B-1 preferred stock, the terms of Tranche 2 in the Series B preferred stock were amended to be identical to the B-1 preferred stock, and the deadline for the completion of certain milestones in the development of the Prototype was extended to June 30, 2021. In January and June 2021, the Tranche 3 and Tranche 2, respectively, deadline expired unexercised. The Tranche Rights were transferable by the investors, and separately exercisable.

The Company concluded that the Tranche Rights met the definition of a freestanding financial instrument, as the Tranche Rights were legally detachable and separately exercisable from the Series B preferred stock. Therefore, the Company allocated the net proceeds between the Tranche Rights and the Series B preferred stock. Since the Series B preferred stock was contingently redeemable upon the occurrence of a deemed liquidation event, the Tranche Rights were classified as an asset or liability under ASC Topic 480, “Distinguishing Liabilities from Equity”, and were initially recorded at fair value. The Tranche Rights were measured at fair value at each reporting period. Since the Tranche Rights were subject to fair value accounting, the Company allocated the proceeds to the Tranche Rights based on the fair value at the date of issuance with the remaining proceeds being allocated to the Series B preferred stock. The estimated fair value of the Tranche Rights was determined using a probability-weighted present value model that considered the probability of closing a tranche, the estimated future value of Series B preferred stock at each closing and the

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

investment required at each closing. Future values were converted to present value using a discount rate appropriate for probability-adjusted cash flows.

Tranche 2 was initially recorded as a liability of $834,613 as the purchase price of the additional shares was less than the estimated value of the Series B preferred stock at the expected settlement date. Conversely, Tranche 3 was initially recorded as an asset of $12.3 million as the purchase price of the additional shares was greater than the estimated price of the Series B preferred stock at the expected settlement date. Tranche 2 and tranche 3 were remeasured at December 31, 2020, the Company recorded a net loss on the change in fair value of derivatives totaling $11.9 million. The Company measured the fair value of the Tranche rights at each measuring date using the Monte Carlo simulation model adjusted for probability of future Tranche financing.

Common Stock

As of December 31, 2021 and 2020, the Company was authorized to issue 17,800,000, shares of common stock, with a par value of $0.0001 per share. As of December 31, 2021 and 2020, common shares issued were 3,038,093 and 2,148,210, and common shares outstanding were 3,016,442 and 2,148,210, respectively.

As of December 31, 2021 and 2020, the Company had reserved for future issuance the following number of shares of common stock:

	2021	2020
Shares reserved for Series C preferred stock	2,182,524	—
Shares reserved for Series B-1 preferred stock	2,137,131	4,853,110
Shares reserved for Series B preferred stock	2,163,433	2,163,433
Shares reserved for Series A-2 preferred stock	750,510	750,510
Shares reserved for Series A-1 preferred stock	1,025,646	1,025,646
Shares reserved for Series Seed 2 preferred stock	626,994	626,994
Shares reserved for Series Seed 1 preferred stock	1,652,083	1,652,083
Shares reserved for Series FR preferred stock	2,120,000	2,120,000
Shares reserved for future issuances under the 2017 and 2020 Stock Plan	1,031,257	1,921,140
Total shares reserved for future issuance	13,689,578	15,112,916

Treasury Stock

As of December 31, 2021 and 2020, the Company had 21,651 and 0 shares of treasury stock outstanding, respectively.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

13.STOCK-BASED COMPENSATION

In 2017, the Company adopted its 2017 Stock Incentive Plan (the “2017 Plan”) which provides for the granting of stock options, restricted stock, and Restricted Stock Units (“RSU”) to employees, directors, and consultants of the Company. Options granted under the 2017 Plan were either Incentive Stock Options (“ISOs”) or Nonqualified Stock Options (“NSOs”). Awards under the 2017 Plan may be granted for periods of up to ten years. Under the terms of the 2017 Plan, awards may be granted at an exercise price not less than the estimated fair value of the shares on the date of grant, as determined by the Company’s Board of Directors. For employees holding more than 10% of the voting rights of all classes of stock, the exercise price of ISOs and NSOs may not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the board of directors. Awards generally vest over one to four years.

In 2020, the Company adopted its 2020 Stock Incentive Plan (the “2020 Plan”) which superseded the previous 2017 Stock Incentive Plan. The 2020 plan provides for the granting of stock options, restricted stock, and RSU to employees, directors, and consultants of the Company. Options granted under the 2020 Plan may be either Incentive Stock Options (“ISOs”) or Nonqualified Stock Options (“NSOs”). Awards under the 2020 Plan may be granted for periods of up to ten years. Under the terms of the 2020 Plan, awards may be granted at an exercise price not less than the estimated fair value of the shares on the date of grant, as determined by the Company’s Board of Directors. For employees holding more than 10% of the voting rights of all classes of stock, the exercise price of ISOs and NSOs may not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the board of directors. Awards generally vest over one to four years.

Stock Option Activity

Stock option activity under the 2017 and 2020 Plans for the years ended December 31, 2021 and 2020 is as follows:

	Options Outstanding
			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual	Aggregate
	Number of	Price Per	Term	Intrinsic
	Options	Share	(in years)	Value
Balance as of December 31, 2019	85,000	$0.63	8.48	$623,100
Stock options granted	—	—
Stock options exercised	—	—
Stock options forfeited, canceled, or expired	—	—
Balance as of December 31, 2020	85,000	$0.63	7.48	$422,500
Stock options granted	168,500	6.01
Stock options exercised	(55,000)	0.10		$302,500
Stock options forfeited, cancelled, or expired	—	—
Balance as of December 31, 2021	198,500	5.35	9.11	$7,024,429
Options exercisable as of December 31, 2021	95,544	4.40	8.76	$3,471,200
Options vested and expected to vest as of December 30, 2021	198,500	$5.35	9.11	$7,024,429

As of December 31, 2021, total unrecognized stock-based compensation expense related to unvested awards that are expected to vest was $1.1 million. The weighted-average period over which such stock-based compensation expense will be recognized is approximately 2.88 years.

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest were calculated as the difference between the exercise price of the options and the estimated fair value of the Company’s common stock, as determined by the Board of Directors and recent transactions. For the year ended December 31, 2021, 168,500 options to purchase shares of Common Stock were granted. No options were granted for the year ended December 31, 2020. Out of 168,500 options, 21,500 options were granted to a third-party consultant as the payment for services rendered to the Company. The options are exercisable at $10.00 per share for a term of four years. The weighted-average grant date fair value per share of options granted during December 31, 2021 was $ 8.34. The total fair value of options that vested during the year ended December 31, 2021 and 2020 was $296,608 and $12,903.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

The estimated fair value of stock option awards was determined on the grant date using the Black-Scholes valuation model based on the following range and weighted-average assumptions:

Expected volatility	90%
Common stock value	$5.6-$33.7
Risk free interest rate	0.06%
Expected dividend yield	—
Expected term (years)	6.25

The methods used to determine the inputs to the estimated fair value of option awards under the Black-Scholes option-pricing model is described below; the inputs are subjective and generally require significant judgment to determine.

Expected Term — The Company’s expected term represents the period that the Company’s options granted are expected to be outstanding and is determined based on the simplified method, as the Company does not have historical exercise data.

Expected Volatility — Since the Company is privately held and does not have any trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

Expected Dividend — The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

The fair value of the Company’s shares of common stock underlying its stock options has historically been determined by the Company’s Board of Directors. Because there has been no public market for the Company’s common stock, the Company’s Board of Directors has determined fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors including important developments in the Company’s operations, valuations performed by an independent third party, sales of convertible preferred stock, actual operating results and financial performance, the conditions in the energy storage industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company’s common stock, among other factors.

Restricted Stock Units

In July and October 2021, the Company granted an aggregate of 910,867 two-tier Restricted Stock Units (“RSUs”) under the 2020 Plan. These RSUs have both a service-based vesting condition and liquidity event-based vesting condition. The service-based vesting period for these awards is generally four years with a cliff vesting period of one year and continue to vest monthly thereafter. The liquidity event-based vesting condition, for RSUs granted in July 2021, is satisfied on the earlier occurrence of either a qualified transaction, which includes IPO, SPAC Transaction, a Direct Listing, or a Sale Event that earns specified multiples of money and internal rates of return while the liquidity event-based vesting condition, for the RSUs granted in October 2021, is satisfied on the occurrence of IPO, SPAC Transaction, a Direct Listing, or a Sale Event.

Based on the qualified transaction condition of the RSUs granted in July 2021, the employees would get acceleration for 50% of their RSUs even if they do not have sufficient service to the Company to achieve this level of vesting. No acceleration shall occur with respect to any award granted during October 2021.

The weighted average grant date fair value of RSUs granted during the year ended December 31, 2021 was $14.33, which will vest based upon the satisfaction of both a service-based condition and a liquidity event-based condition. The Company measured the fair value of the RSUs granted in July and October 2021 using the Monte Carlo simulation model and Black-Scholes valuation model, respectively, at the grant date. The Company will begin to recognize compensation expense for these RSUs using the accelerated attribution method when the required liquidity event-based vesting condition becomes probable, which the Company has determined is when the liquidity event occurs. For the year ended December 31, 2021, the Company did not recognize any stock-based compensation expense for these RSUs as no liquidity event has occurred as of December 31, 2021.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

As of December 31, 2021, unrecognized stock-based compensation expense related to these RSUs was $13.0 million which is expected to be recognized over the remaining weighted-average vesting period of approximately 2.55 years. No RSUs were granted during the year ended December 31, 2020.

Restricted stock units activity for the year ended December 31, 2021 is as follows:

		Weighted Average
		Grant Date Fair
		Value
	Share	per Share
Balance as of December 31, 2020	—	$—
Restricted Stock units granted	910,867	14.33
Restricted Stock units forfeited	—	—
Restricted Stock units vested	—	—
Balance as of December 31, 2021	910,867	$14.33

Unvested Common Stock/Restricted Stock Awards

The Company has certain common stocks that are subject to repurchase at the election of the Company. These repurchase rights expire over time and therefore are accounted for as unvested common stock.

In July 2021, the Company granted 834,883 Restricted Stock Awards (“RSAs”) with a weighted average grant date fair value of $4.95 per share. 20,000 of the RSAs vested immediately and the remaining RSAs will vest based upon the satisfaction of both a service-based condition and a liquidity event-based condition. The Company measured the fair value of the RSUs using the Monte Carlo simulation model at the grant date. The Company has recognized compensation expense for the vested RSAs and will begin to recognize compensation expense for the remaining RSAs using the accelerated attribution method when the required liquidity event-based vesting condition becomes probable. As of December 31, 2021, no liquidity event has occurred, so the Company did not recognize any stock-based compensation expense for these RSAs. As of December 31, 2021, unrecognized stock-based compensation expense related to these RSAs was $4.0 million which is expected to be recognized over the remaining weighted-average vesting period of approximately 1.65 years. No RSAs were granted during the year ended December 31, 2020. The following table summarizes information about outstanding unvested stock activities:

Unvested
Common
Stock
Balances outstanding at December 31, 2020	450,424
New grants or issues	834,883
Common stock vested	(448,773)
Repurchased stock	(21,651)
Balances outstanding at December 31, 2021	814,883

Total stock-based compensation expense recognized for both employees and non-employees for the years ended December 31, 2021 and 2020 were as follows:

	2021	2020
Sales and marketing	$67,119	$22,805
Research and development	369,434	—
General and administrative	63,315	5,339
Total stock-based compensation expense	$499,868	$28,144

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

14.NET LOSS PER SHARE OF COMMON STOCK

The basic and diluted net loss per share attributable to common shareholders for the years ended December 31, 2021 and 2020 were as follows:

	2021	2020
Net loss	$(31,338,861)	$(24,171,001)
Weighted-average shares outstanding - Basic and Diluted	1,886,798	1,338,666
Net loss per share - Basic and Diluted	$(16.61)	$(18.06)

There is no common stock and convertible preferred stock that were dilutive for the years ended December 31, 2021 and 2020. Due to net losses for the years ended December 31, 2021 and 2020, basic and diluted net loss per common share were the same, as the effect of potentially dilutive securities would have been anti-dilutive. The following outstanding balances of common share equivalent securities have been excluded from the calculation of diluted weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:

	2021	2020
Stock options	198,500	85,000
Convertible preferred stock	12,658,312	9,419,740
Unvested Common Stock	—	629,043
Total	12,856,812	10,133,783

15.INCOME TAXES

The components of pre-tax loss are as follows for the years ended December 31, 2021 and 2020:

	2021	2020
United States	$(12,308,488)	$(15,334,965)
Switzerland	(19,028,973)	(8,835,206)
Total loss before tax	$(31,337,461)	$(24,170,171)

The following table presents the principal reasons for the difference between the effective tax rate and the Federal statutory income tax rate:

	2021	2020
US federal statutory income tax rate	21.00%	21.00%
State and local income taxes, net of Federal benefit	0.31%	0.02%
Non-Deductible expenses	(0.54)%	(10.51)%
Credits	0.39%	0.23%
Foreign rate differential	(0.61)%	(0.36)%
Valuation allowance	(20.56)%	(10.39)%
Effective income tax rate	0.00%	0.00%

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

The components of the provision for income taxes are as follows for the years ended December 31, 2021 and 2020:

	2021	2020
Current
Federal	$—	$—
State	1,400	830
Foreign	—	—
Total current tax provision	1,400	830
Deferred
Federal	—	—
State	—	—
Foreign	—	—
Total deferred tax provision	—	—
Total provision for income taxes	$1,400	$830

The components of the deferred tax asset as of December 31, 2021 and 2020, are as follows:

	2021	2020
Deferred tax assets
Net operating loss carryforwards	$10,905,027	$4,796,086
Accrued expense	425,447	114,117
Credits	167,053	102,705
Operating lease liabilities	228,393	224,047
Other	139,161	153,924
Gross deferred tax assets	11,865,081	5,390,879
Less: valuation allowance	(11,405,336)	(5,114,407)
Net deferred tax assets	459,745	276,472
Deferred tax liabilities
Depreciation and amortization	(88,716)	(40,046)
Right of use assets	(213,786)	(209,608)
Other	(157,243)	(26,819)
Total deferred tax assets, net of valuation allowance	$—	$—

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the analysis of federal and state deferred tax balances, future tax projections and availability of taxable income in the carryback period, the Company recorded a valuation allowance against the Federal, state, and international deferred tax assets of $11.4 million.

As of December 31, 2021, the Company had federal net operating losses of $19.1 million, state net operating losses of $11.8 million, and foreign net operating losses of $34.2 million available to offset future taxable income. The federal and state net operating loss carryforwards will begin to expire, if unutilized, beginning in 2038. The foreign net operating loss carryforwards will begin to expire, if unutilized, beginning in 2025

At December 31, 2021, the Company had federal and state research tax credit carryforwards of $92,356 and $147,417, respectively.

At December 31, 2021 and 2020, the Company recorded $908,095, and $881,796, respectively, of unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to uncertain tax positions, if any, in the income tax provision. During the years ended December 31, 2021 and 2020, the Company recognized no interest and penalties related to uncertain tax positions.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

The following table summarizes the activity related to the Company’s unrecognized tax benefits during the year ended December 31, 2021:

Unrecognized
Tax Benefits
Balance as of December 31, 2020	$881,796
Increase related to prior year tax positions	13,281
Decrease related to prior year tax positions	(17,656)
Increase related to current year tax positions	30,675
Decrease related to lapsing status of limitation	—
Balance as of December 31, 2021	$908,095
Interest balance as of December 31, 2021	—
Penalties as of December 31, 2021	—

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate as of December 31, 2021 and December 31, 2020 is $0, due to the valuation allowance that would otherwise be recorded on the deferred tax asset associated with the recognized position.

The tax years ended December 31, 2018 through December 31, 2021 remain open to examination by the Internal Revenue Service and California Franchise Tax Board. In addition, the utilization of net loss carryforwards are subject to Federal and State review for the periods in which those net losses were incurred. The Company is not under audit by any taxing jurisdictions at this time.

The Company’s ability to utilize the net operating losses and tax credit carryforwards are subject to limitations in the event of an ownership change as defined in Section 382 of the Internal Revenue Code (“IRC”) of 1986, as amended, and similar state law. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period. The Company has considered Section 382 of the IRC and concluded that a change of ownership may have occurred in May or July of 2019. The Company believes it would not result in a limitation amount that would cause the 2019 pre-change net operating loss carryforwards to expire unused. On February 11, 2022, the Company completed its merger with Novus and will evaluate the effect of the transaction on the Company’s ability to utilize the net operating losses.

16.LEASES

The Company has operating leases for its corporate offices and field offices. The Company recognizes a ROU asset and lease liability for operating leases based on the net present value of future minimum lease payments. Lease expense is recognized on a straight-line basis over the non-cancelable lease term and renewal periods that are considered reasonably certain.

The Company has finance leases for vehicles. The Company recognizes a ROU asset and lease liability for finance leases based on the net present value of future minimum lease payments. Lease expense for the Company’s finance leases is comprised of the amortization of the right of use asset and interest expense recognized based on the effective interest method.

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Future maturities of operating and finance leases as of December 31, 2021 are as follows:

	Operating	Finance
	Leases	Leases
2022	$681,003	$49,416
2023	487,744	34,178
2024	208,800	—
2025	—	—
2026	—	—
Thereafter	—	—
Total	1,377,547	83,594
Less: interest	(104,190)	(2,198)
Total lease liability	$1,273,357	$81,396

The Company used an incremental borrowing rate of 5.37% for the majority of its leases and 7.41% for the Westlake Village, California office modification in November 2021, discussed below.

Lease Modifications

Westlake Village, California Office Lease

In May 2020, the Company received COVID-19 related four-month rent deferral for its operating leases for office space. The Company elected to utilize the FASB’s COVID-19 lease accounting relief provisions and chose to account for the concession as if no changes to the lease contract were made.

In November 2021, the Company modified the original lease agreement to add additional rentable area at Westlake Village office and shorten the term of the lease. As result of the modification, the Company treated the entire office space as a single lease component. The effect of the lease modification was an increase in both ROU asset and lease liability in the consolidated balance sheet as of December 31, 2021.

Arbedo-Castione, Switzerland Land Lease

In June 2020, the Company obtained additional rights to land and structures that were contiguous to its existing land lease. The increase in lease payments related to the lease modification was not commensurate with the standalone price for the additional ROU associated with the land and structures when compared to the original lease. Consequently, these adjustments to the terms of the lease were treated as a modification of the original lease. A net adjustment was made to the ROU asset and lease liability amounting to

ENERGY VAULT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

$237,516. In September 2021, this lease was further extended for one year resulting in net adjustment to the right-of-use asset and lease liability amounting to $264,710.

	For the years ended
	December 31
	2021	2020
Lease expense
Finance lease expense
Amortization of finance ROU assets	$45,010	$22,178
Interest on finance lease liabilities	2,738	1,389
Total	47,748	23,567
Operating lease expense	647,100	463,998
Short-term lease expense	80,434	102,698
Variable lease expense	2,888	10,279
Total	$778,170	$600,542
Cash paid for amounts included in the measurement of lease liabilities for finance leases
Operating cash flows	$2,675	$1,389
Financing cash flows	$53,079	$19,700
Cash paid for amounts included in the measurement of lease liabilities for operating leases
Operating cash flows	$531,707	$436,364
Right-of-use assets obtained in exchange for lease liabilities
Finance leases	$44,031	$—
Operating leases	$475,765	$268,228
Weighted average remaining lease term (in months)
Finance leases	21	33
Operating leases	26	46
Weighted average discount rate
Finance leases	2.79%	1.85%
Operating leases	7.41%	5.37%

17. SUBSEQUENT EVENTS

Novus Capital Corp II Acquisition Corp Merger (“Business Combination”)

On September 8, 2021, Novus Capital Corp II (“Novus”), a special purpose acquisition company, announced that it has entered into a definitive agreement for a business combination that would result in the Company merging into Novus Capital Corp II (the “Merger”). The Merger will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer.

On February 11, 2022, the Company completed its merger with Novus, where the Company merged with the subsidiary NCCII Merger Corp., with Energy Vault, Inc. surviving the merger as a wholly owned subsidiary of Novus under the new name Energy Vault Holdings, Inc.

License and Royalty Agreement

On January 29, 2022, the Company entered into a License and Royalty Agreement with Atlas Renewable LLC (ARL) pursuant to which ARL is granted an exclusive license for 7.5 years to use the licensed technology developed by the Company to construct and operate one or more gravity energy storage systems (GESS) in mainland China, Hong Kong and Macau.

Under the terms of the agreement, the Company is entitled to receive a license fees of $50.0 million and royalty payments of 5% of gross revenues earned by ARL from use of the licensed technology.